Exhibit 6.4

LOAN AND SECURITY MODIFICATION AGREEMENT

(Default Waiver and Amendment)

This Loan and Security Modification Agreement (this “Modification Agreement”) is entered into as of October 31, 2019, by and among WINC, INC. (f/k/a Club W, Inc.), a Delaware corporation (“Winc”), BWSC, LLC, a California limited liability company (“BWSC”, and together with Winc, individually and collectively, jointly and severally, “Borrower”), and Western Alliance Bank, an Arizona corporation (“Bank”).

1.             DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated October 5, 2015, by and between Borrower and Bank, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness" and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”

2.             DESCRIPTION OF EXISTING DEFAULTS. Borrower is currently in default of the Loan and Security Agreement for failing to comply with the financial covenant set forth in Section 6.10 of the Loan and Security Agreement for the periods ended August 31, 2019 and September 30, 2019 (collectively, the “Existing Defaults”). Borrower has requested that Bank waive its rights and remedies against Borrower, limited specifically to the Existing Defaults. Although Bank is under no obligation to do so, Bank is willing to not exercise its rights and remedies against Borrower related to the specific Existing Defaults on the terms and conditions set forth in this Modification Agreement, so long as Borrower complies with the terms, covenants and conditions set forth in this Modification Agreement.

3.            WAIVER OF COVENANT DEFAULTS. Bank hereby waives the Existing Defaults under the Loan and Security Agreement. Bank’s waiver of Borrower’s compliance with these covenants shall apply only to the foregoing periods. Accordingly, hereinafter, Borrower shall be in compliance with these covenants. Bank’s agreement to waive the above-described Existing Defaults (1) in no way shall be deemed an agreement by Bank to waive Borrower’s compliance with the above-described covenants as of all other dates, (2) shall not limit or impair Bank’s right to demand strict performance of these covenants as of all other dates, and (3) shall not limit or impair Bank’s right to demand strict performance of all other covenants as of any date.

4.             MODIFICATIONS TO LOAN AND SECURITY AGREEMENT.

A.            The following defined term and its definition set forth in Section 1.1 (Definitions) of the Loan and Security Agreement are hereby amended and restated in their entirety as follows:

“Revolving Maturity Date” means February 28, 2020.

5.             CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

6.             PAYMENT OF DOCUMENTATION EXPENSES. Borrower shall pay to Bank all of Bank’s out-of-pocket fees and expenses incurred in connection with the amendment and modification of the Loan and Security Agreement, including attorneys’ legal fees and expenses (the “Documentation Expenses”).

7.             NO DEFENSES OF BORROWER/GENERAL Release. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each Borrower (each, a “Releasing Party”) acknowledges that Bank would not enter into this Modification Agreement without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Modification Agreement, each Releasing Party releases Bank, and each of Bank’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Modification Agreement and the Agreement, and/or Bank’s actions to exercise any remedy available under the Agreement or otherwise.

8.             CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Modification Agreement. The terms of this paragraph apply not only to this Modification Agreement, but also to any subsequent modification to the Loan and Security Agreement.

9.             CONDITIONS. The effectiveness of this Modification Agreement is conditioned upon payment of the Documentation Expenses.

10.           NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

11.           COUNTERSIGNATURE. This Modification Agreement shall become effective only when executed by Bank and Borrower.

[signature page follows]

IN WITNESS WHEREOF, Borrower and Bank have executed this Modification Agreement on the day and year above written.

BORROWER:	BANK:

WINC, INC.	WESTERN ALLIANCE BANK

By:	/s/ Geoffrey McFarlane	By:	/s/ Brett Maier
Name:	Geoffrey McFarlane	Name:	Brett Maier
Title:	CEO and Vice President	Title:	SRM

BWSC, LLC

By:	/s/ Geoffrey McFarlane
Name:	Geoffrey McFarlane
Title:	Member